Exhibit 99.1

Investor Relations:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Investor Contact:

Ronald Morales

(610) 695-3646

Malvern Bancorp, Inc. Reports Fourth Fiscal Quarter and Fiscal 2018 Results

PAOLI, PA., November 1, 2018 -- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), parent company of Malvern Bank, National Association (“Malvern” or the “Bank”), today reported operating results for the fourth fiscal quarter ended September 30, 2018. Net income amounted to $2.6 million, or $0.41 per fully diluted common share, for the quarter ended September 30, 2018, compared with net income of $2.0 million, or $0.30 per fully diluted common share, for the quarter ended September 30, 2017.

For the twelve months ended September 30, 2018, net income amounted to $7.3 million, or $1.13 per fully diluted common share, compared with net income of $5.8 million, or $0.90 per fully diluted common share, for the twelve months ended September 30, 2017.

Anthony C. Weagley, President and CEO, commented on the financial results: “We continued to see top line revenue climb this quarter, with consistency in the quarterly results. We continue to improve the balance sheet at measured pace with emphasis on maintaining credit quality and controlling operating overhead. I am also very pleased that on October 9, 2018, we closed an underwritten public offering of shares of our common stock for gross proceeds of $25.0 million and net proceeds of approximately $23.5 million (after deducting the underwriting discount and other estimated offering expenses). As previously stated, we intend to use the net proceeds of the offering to increase our capital structure, to fund future organic growth and for working capital and other general corporate purposes. We may also use a portion of the net proceeds for future acquisitions, although we have no present commitments or agreements to do so.”

Highlights for the quarter include:

●	The annualized return on average assets (“ROAA”) was 1.02 percent for the three months ended September 30, 2018, compared to 0.77 percent for the three months ended September 30, 2017, and annualized return on average equity (“ROAE”) was 9.63 percent for the three months ended September 30, 2018, compared with 7.70 percent for the three months ended September 30, 2017.

●	The Company originated $41.0 million in new loans in the fourth quarter of fiscal 2018, which was offset in part by $32.2 million in participations, payoffs, prepayments and maturities from its portfolio, resulting in net portfolio growth of $8.8 million over the third quarter of fiscal 2018; new loan originations in the fourth quarter of fiscal 2018 consisted of $9.5 million in residential mortgage loans, $21.5 million in commercial loans, $7.7 million in construction and development loans and $2.3 million in consumer loans.

●	Non-performing assets (“NPAs”) were 0.30 percent of total assets at September 30, 2018, compared to 0.32 percent at June 30, 2018 and 0.12 percent at September 30, 2017. The allowance for loan losses as a percentage of total non-performing loans was 293.7 percent at September 30, 2018, compared to 268.5 percent at June 30, 2018 and 694.1 percent at September 30, 2017.

●	The Company’s ratio of shareholders’ equity to total assets was 10.72 percent at September 30, 2018, compared to 10.25 percent at June 30, 2018, and 9.80 percent at September 30, 2017.

●	Book value per common share amounted to $16.84 at September 30, 2018, compared to $16.42 at June 30, 2018 and $15.60 at September 30, 2017. The efficiency ratio, a non-GAAP measure, was 58.2 percent for the fourth quarter of fiscal 2018, compared to 52.7 percent in the third quarter of fiscal 2018 and 52.3 percent in the fourth quarter of fiscal 2017.

●	The Company’s total assets decreased by $12.1 million at September 30, 2018, compared to September 30, 2017 and is reflective of an investment of our excess cash holdings into loans and allowing higher costing funding to roll off.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended :	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17
Return on average assets (1)	1.02%	0.85%	0.77%	0.15%	0.77%
Return on average equity (1)	9.63%	8.40%	7.71%	1.55%	7.70%
Net interest margin (tax equivalent basis) (2)	2.85%	2.75%	2.58%	2.47%	2.76%
Loans / deposits ratio	117.62%	114.46%	102.38%	102.19%	106.55%
Shareholders’ equity / total assets	10.72%	10.25%	9.73%	9.76%	9.80%
Efficiency ratio (1)	58.2%	52.7%	57.7%	63.6%	52.3%
Book value per common share	$16.84	$16.42	$16.03	$15.70	$15.60

(1)	Annualized.

(2)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

Net interest income on a fully tax-equivalent basis, a non-GAAP measure, was $7.2 million for the three months ended September 30, 2018, increasing $443,000, or 6.6 percent, from $6.7 million for the comparable three-month period in fiscal 2017. The change for the three months ended September 30, 2018 primarily was the result of an increase in the average balance of interest earning assets, which increased $31.0 million. The net interest spread on an annualized tax-equivalent basis was at 2.64 percent and 2.59 percent for the three months ended September 30, 2018 and 2017, respectively. For the quarter ended September 30, 2018, the Company’s net interest margin on a tax-equivalent basis increased to 2.85 percent as compared to 2.76 percent for the same three-month period in fiscal 2017.

For the three months ended September 30, 2018, total interest income on a fully tax-equivalent basis, a non-GAAP measure, increased $1.1 million, or 11.8 percent, to $10.7 million, compared to the three months ended September 30, 2017. Interest income rose in the quarter ended September 30, 2018, compared to the comparable period in fiscal 2017, primarily due to a $76.8 million increase in the average balance of our loans. Total interest expense increased by $685,000, or 24.3 percent, to $3.5 million, for the three months ended September 30, 2018, compared to the same period in fiscal 2017 primarily due to the increase in average rates.

The average cost of funds was 1.60 percent for the quarter ended September 30, 2018 compared to 1.32 percent for the same three-month period in fiscal 2017 and, on a linked sequential quarter basis, increased 15 basis points compared to the third quarter of fiscal 2018.

For the twelve months ended September 30, 2018, total interest income on a fully tax equivalent basis increased $6.2 million, or 18.4 percent, to $40.2 million, compared to $33.9 million for the twelve months ended September 30, 2017. Total interest expense increased by $3.5 million, or 37.6 percent, to $13.0 million, for the twelve months ended September 30, 2018, compared to the comparable period in fiscal 2017. Interest income rose for the twelve months ended September 30, 2018, compared to the comparable period in fiscal 2017 primarily due to a $117.6 million increase in average loan balances. Compared to the same period in fiscal 2017, for the twelve months ended September 30, 2018, average interest earning assets increased $121.5 million, the net interest spread decreased on an annualized tax-equivalent basis by 9 basis points and the net interest margin decreased on an annualized tax-equivalent basis by 6 basis points.

Earnings Summary for the Period Ended September 30, 2018

The following table presents condensed consolidated statements of income data for the periods indicated.

(dollars in thousands, except per share data)

For the quarter ended:	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17
Net interest income	$7,109	$6,976	$6,568	$6,382	$6,707
Provision for loan losses	125	589	240	—	489
Net interest income after provision for loan losses	6,984	6,387	6,328	6,382	6,218
Other income	429	715	449	1,711	532
Other expense	4,437	4,790	4,105	4,471	3,813
Income before income tax expense	2,976	2,312	2,672	3,622	2,937
Income tax expense	334	69	654	3,219	982
Net income	$2,642	$2,243	$2,018	$403	$1,955
Earnings per common share
Basic	$0.41	$0.35	$0.31	$0.06	$0.30
Diluted	$0.41	$0.35	$0.31	$0.06	$0.30
Weighted average common shares outstanding:
Basic	6,464,326	6,453,031	6,448,691	6,445,264	6,441,731
Diluted	6,467,628	6,456,048	6,452,246	6,450,513	6,445,151

Other Income

Other income decreased $103,000, or 19.4 percent, for the fourth quarter of fiscal 2018 compared with the same period in fiscal 2017. The decrease in total other income was due to a $42,000 decrease in net gains on sale of loans, a decrease of $32,000 in other fees and service charges, a $31,000 decrease in net gains on sales of investment securities, and a $4,000 decrease in earnings on bank-owned insurance partially offset by a $6,000 increase in rental income.

For the twelve months ended September 30, 2018, total other income increased $963,000 compared to the same period in fiscal 2017, primarily a result of a $1.2 million net gain on the sale of real estate, an increase of $276,000 in other fees and service charges and a $41,000 increase in rental income partially offset by a $463,000 decrease in net gains on sales of investment securities, a $52,000 decrease in net gains on sale of loans, and a $25,000 decrease in earnings on bank-owned insurance.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17
Service charges and other fees	$230	$530	$237	$271	$262
Rental income – other	72	63	67	66	66
Net gains on sales of investments	—	—	—	—	31
Net gains on sale of real estate	—	—	—	1,186	—
Net gains on sale of loans	6	3	26	67	48
Bank-owned life insurance	121	119	119	121	125
Total other income	$429	$715	$449	$1,711	$532

Other Expense

Total other expense for the three months ended September 30, 2018, increased $624,000, or 16.4 percent, when compared to the quarter ended September 30, 2017. The increase primarily reflected increases in salaries and employee benefits of $453,000, a $53,000 increase in other operating expense, a $92,000 increase in professional fees, a $27,000 increase in occupancy expense, and a $5,000 increase in advertising expense. The increase was partially offset by a $6,000 decrease in data processing expense. The increase in salaries and employee benefits primarily reflects higher compensation to officers and employees to support overall franchise growth. The increase in occupancy expense was mainly due to increased rental expense at branch locations.

For the twelve months ended September 30, 2018, total other expense increased $2.7 million, or 17.5 percent, compared to the same period in fiscal 2017. The increase primarily reflected increases in salaries and employee benefits of $1.1 million, a $997,000 increase in professional fees, a $476,000 increase in other operating expense, a $211,000 increase in occupancy expense, and a $54,000 increase in the federal deposit insurance premium. The increase was partially offset by a $97,000 decrease in data processing expense and a $64,000 decrease in advertising expense. Professional fees reflect increased legal and accounting fees for the period related to prior period restatements, which the Company does not expect to continue into future periods. The increase in occupancy expense was mainly due to increased rental expense at branch locations.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17
Salaries and employee benefits	$2,178	$2,024	$2,001	$1,990	$1,725
Occupancy expense	570	577	586	562	543
Federal deposit insurance premium	71	76	75	76	71
Advertising	30	30	38	54	25
Data processing	279	274	267	278	285
Professional fees	565	1,088	450	788	473
Other operating expenses	744	721	688	723	691
Total other expense	$4,437	$4,790	$4,105	$4,471	$3,813

Income Taxes

The Company recorded $334,000 in income tax expense during the three months ended September 30, 2018 compared to $982,000 in income tax expense during the three months ended September 30, 2017. The effective tax rates for the Company for the three months ended September 30, 2018 and 2017 were 11.2 percent and 33.4 percent, respectively.

The Company recorded $4.3 million in income tax expense in fiscal 2018 compared to $2.9 million in income tax expense in fiscal 2017. The effective tax rates for the Company for the years ended September 30, 2018 and 2017 were 36.9 percent and 33.4 percent, respectively.

In the first quarter of fiscal 2018, the Company revised its estimated annual effective rate to reflect a change in the federal statutory rate from 35% to 21%, resulting from the Tax Cuts and Jobs Act that was enacted on December 22, 2017. The rate change was administratively effective at the beginning of our fiscal year, using a blended rate for the annual period. As a result, the blended statutory tax rate for the fiscal year is 24.5%. Net deferred income taxes decreased $3.5 million to $3.2 million at September 30, 2018 compared to $6.7 million at September 30, 2017.

In addition, we recognized a tax expense in our tax provision for the quarter ended December 31, 2017 related to adjusting our deferred tax balance to reflect the new corporate tax rate. As a result, income tax expense reported for the first three months was adjusted to reflect the effects of the change in the tax law and resulted in an increase in income tax expense of $2.0 million during the quarter ended December 31, 2017. This amount is the result of a reduction of $323,000 in income tax expense for the three-month period ended December 31, 2017 related to the lower corporate rate and a $2.3 million increase from the application of the newly enacted rates to existing deferred tax assets balances.

Statement of Condition Highlights at September 30, 2018

Highlights as of September 30, 2018, included:

●	Balance sheet strength, with total assets amounting to $1.0 billion at September 30, 2018, decreasing $12.1 million, or 1.0 percent, compared to September 30, 2017 is reflective of an investment of our excess cash holdings into loans and allowing higher costing funding to roll off.

●	The Company’s gross loans were $910.6 million at September 30, 2018, increasing $68.4 million, or 8.1 percent, from September 30, 2017.

●	Total investments were $54.4 million at September 30, 2018, an increase of $4.9 million, or 9.9 percent, compared to September 30, 2017.

●	Deposits totaled $774.2 million at September 30, 2018, a decrease of $16.2 million, or 2.1 percent, compared to September 30, 2017.

●	Federal Home Loan Bank (FHLB) advances totaled $118.0 million at September 30, 2018 and September 30, 2017.

●	Subordinated debt totaled $24.5 million at September 30, 2018 and $24.3 million at September 30, 2017, respectively.

Condensed Consolidated Statements of Condition

The following table presents condensed consolidated statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17
Cash and due from depository institutions	$1,563	$1,447	$1,566	$1,636	$1,615
Interest bearing deposits in depository institutions	29,271	45,934	120,144	127,006	115,521
Investment securities, available for sale, at fair value	24,298	34,348	44,341	44,503	14,587
Investment securities held to maturity	30,092	31,004	33,052	33,893	34,915
Restricted stock, at cost	8,537	8,781	8,583	5,930	5,559
Loans receivable, net of allowance for loan losses	902,136	893,355	837,314	806,764	834,331
Accrued interest receivable	3,800	3,571	3,583	3,344	3,139
Property and equipment, net	7,181	7,240	7,357	7,374	7,507
Deferred income taxes, net	3,195	3,920	3,713	3,791	6,671
Bank-owned life insurance	19,403	19,282	19,163	19,045	18,923
Other assets	4,475	4,693	4,500	3,872	3,244
Total assets	$1,033,951	$1,053,575	$1,083,316	$1,057,158	$1,046,012
Deposits	$774,163	$787,932	$825,569	$797,099	$790,396
FHLB advances	118,000	123,000	118,000	118,000	118,000
Other short-term borrowings	2,500	2,500	2,500	5,000	5,000
Subordinated debt	24,461	24,421	24,382	24,342	24,303
Other liabilities	4,004	7,749	7,503	9,521	5,793
Shareholders’ equity	110,823	107,973	105,362	103,196	102,520
Total liabilities and shareholders’ equity	$1,033,951	$1,053,575	$1,083,316	$1,057,158	$1,046,012

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits (unaudited)

(in thousands)
At quarter ended:	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17
Demand:
Non-interest bearing	$41,677	$48,296	$38,444	$45,756	$42,121
Interest-bearing	184,073	198,410	190,602	161,278	155,579
Savings	44,642	44,629	44,716	41,631	44,526
Money market	270,834	276,807	293,813	293,674	276,404
Time	232,937	219,790	257,994	254,760	271,766
Total deposits	$774,163	$787,932	$825,569	$797,099	$790,396

Loans

Total net loans amounted to $902.1 million at September 30, 2018 compared to $834.3 million at September 30, 2017, for a net increase of $67.8 million or 8.1 percent for the period. The allowance for loan losses amounted to $9.0 million and $8.4 million at September 30, 2018 and September 30, 2017, respectively. Average loans during the fourth quarter of fiscal 2018 totaled $909.0 million as compared to $832.2 million during the fourth quarter of fiscal 2017, representing a 9.2 percent increase.

At the end of the fourth quarter of fiscal 2018, the loan portfolio remained weighted toward two primary components: commercial and the core residential portfolio, with commercial real estate accounting for 69.3 percent and single-family residential real estate loans accounting for 21.7 percent of the loan portfolio. Construction and development loans amounted to 5.1 percent and consumer loans represented 3.9 percent of the loan portfolio at such date. Total gross loans increased $68.4 million, to $910.6 million at September 30, 2018 compared to $842.1 million at September 30, 2017. The increase in the loan portfolio at September 30, 2018 compared to September 30, 2017, primarily reflected an increase of $77.0 million in commercial loans and a $4.7 million increase in residential mortgage loans. These increases were partially offset by a $7.3 million decrease in construction and development loans and a $6.0 million reduction in consumer loans at September 30, 2018 as compared to September 30, 2017.

For the quarter ended September 30, 2018, the Company originated total new loan volume of $41.0 million, which was offset by loan payoffs of $17.3 million, prepayments totaling $8.7 million, and amortization of $6.2 million.

The following reflects the composition of the Company’s loan portfolio as of the dates indicated.

Loans (unaudited)
(in thousands)
At quarter ended:	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17
Residential mortgage	$197,219	$192,901	$184,318	$186,831	$192,500
Construction and Development:
Residential and commercial	37,433	39,845	35,213	34,627	35,622
Land	9,221	15,565	21,727	18,599	18,377
Total construction and development	46,654	55,410	56,940	53,226	53,999
Commercial:
Commercial real estate	493,929	477,584	445,995	427,610	437,760
Farmland	12,066	12,058	12,069	1,711	1,723
Multi-family	45,102	45,204	32,608	32,716	39,768
Other	80,059	82,856	75,368	71,933	74,837
Total commercial	631,156	617,702	566,040	533,970	554,088
Consumer:
Home equity lines of credit	14,884	14,446	15,538	16,811	16,509
Second mortgages	18,363	19,063	19,960	21,304	22,480
Other	2,315	2,311	2,404	2,435	2,570
Total consumer	35,562	35,820	37,902	40,550	41,559
Total loans	910,591	901,833	845,200	814,577	842,146
Deferred loan costs, net	566	546	579	624	590
Allowance for loan losses	(9,021)	(9,024)	(8,465)	(8,437)	(8,405)
Loans Receivable, net	$902,136	$893,355	$837,314	$806,764	$834,331

At September 30, 2018, the Company had $124.3 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. The Company’s current “Approved, Accepted but Unfunded” pipeline, includes approximately $49.9 million in commercial and construction loans and $2.5 million in residential mortgage loans expected to fund over the next 90 days.

Asset Quality

Non-accrual loans were $2.7 million at September 30, 2018 an increase of $1.6 million or 158.9 percent, as compared to $1.0 million at September 30, 2017. Other real estate owned (“OREO”) remained at zero at both September 30, 2018 and September 30, 2017. The increase in non-accrual loans at September 30, 2018 compared to September 30, 2017 was primarily due to eight residential mortgage loans with an aggregate outstanding balance of approximately $1.3 million, ten consumer loans with an aggregate outstanding balance of approximately $306,000, and one legacy commercial loan, with an aggregate outstanding balance of approximately $520,000 moving to non-accrual status during fiscal 2018. Total performing troubled debt restructured(‘TDR’) loans were $18.6 million at September 30, 2018 and $2.2 million at September 30, 2017. The increase in TDR loans at September 30, 2018 compared to September 30, 2017 was primarily due to two commercial loans with an aggregate outstanding balance of approximately $16.4 million moving to performing TDR status in the second fiscal quarter of 2018.

At September 30, 2018, non-performing assets totaled $3.1 million, or 0.30 percent of total assets, as compared with $1.2 million, or 0.12 percent of total assets, at September 30, 2017. The increase in non-performing assets at September 30, 2018 compared to September 30, 2017 was primarily due to the addition of eight residential mortgage loans with an aggregate outstanding balance of approximately $1.3 million, one commercial loan with an outstanding balance of approximately $520,000 and ten consumer loans with an aggregate outstanding balance of approximately $306,000 moving into non-accrual status and a $308,000 increase in residential mortgage loans receivable greater than 90 days and accruing. The portfolio of non-accrual loans at September 30, 2018 was comprised of fifteen residential real estate loans with an aggregate outstanding balance of approximately $1.8 million, one commercial real estate loan with an outstanding balance of $520,000, and twelve consumer loans with an aggregate outstanding balance of approximately $350,000.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17
Non-accrual loans(1)	$2,687	$2,023	$2,129	$2,242	$1,038
Loans 90 days or more past due and still accruing	385	1,338	475	345	173
Total non-performing loans	3,072	3,361	2,604	2,587	1,211
Other real estate owned	—	—	—	—	—
Total non-performing assets	$3,072	$3,361	$2,604	$2,587	$1,211
Performing troubled debt restructured loans	$18,640	$18,693	$18,666	$2,222	$2,238

Non-performing assets / total assets	0.30%	0.32%	0.24%	0.24%	0.12%
Non-performing loans / total loans	0.34%	0.37%	0.31%	0.32%	0.14%
Net charge-offs (recoveries)	$128	$30	$212	$(32)	$1
Net charge-offs (recoveries) / average loans(2)	0.06%	0.01%	0.10%	(0.02)%	0.00%
Allowance for loan losses / total loans	0.99%	1.00%	1.00%	1.04%	1.00%
Allowance for loan losses / non-performing loans	293.7%	268.5%	325.1%	326.1%	694.1%

Total assets	$1,033,951	$1,053,575	$1,083,316	$1,057,158	$1,046,012
Total gross loans	910,591	901,833	845,200	814,577	842,146
Average loans	908,962	864,348	827,483	822,941	832,205
Allowance for loan losses	9,021	9,024	8,465	8,437	8,405

(1)	22 loans totaling approximately $1.8 million, or 67.1% of the total non-accrual loan balance, were making payments at September 30, 2018.

(2)	Annualized.

The allowance for loan losses at September 30, 2018 amounted to approximately $9.0 million, or 0.99 percent of total loans, compared to $8.4 million, or 1.00 percent of total loans, at September 30, 2017. The Company had a $125,000 provision for loan losses during the quarter ended September 30, 2018 compared to $489,000 for the quarter ended September 30, 2017. For the twelve months ended September 30, 2018 and 2017, the Company had a $954,000 and $2.8 million, respectively, provision for loan losses. Provision expense was lower during fiscal 2018 due to a decrease in loan footings from extraordinary payoffs and paydowns during the first fiscal quarter of 2018.

Capital

At September 30, 2018, our total shareholders’ equity amounted to $110.8 million, or 10.72 percent of total assets, compared to $102.5 million at September 30, 2017. The Company’s book value per common share was $16.84 at September 30, 2018, compared to $15.60 at September 30, 2017. At September 30, 2018, the Bank’s common equity tier 1 ratio was 15.09 percent, tier 1 leverage ratio was 12.71 percent, tier 1 risk-based capital ratio was 15.09 percent and the total risk-based capital ratio was 16.13 percent. At September 30, 2017, the Bank’s common equity tier 1 ratio was 14.75 percent, tier 1 leverage ratio was 12.02 percent, tier 1 risk-based capital ratio was 14.75 percent and the total risk-based capital ratio was 15.78 percent. At September 30, 2018, the Bank was in compliance with all applicable regulatory capital requirements.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company’s financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s other income is presented in the table below including and excluding net investment securities gains. The Company’s management believes that many investors desire to evaluate other income without regard to such gains.

(in thousands)
For the quarter ended:	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17
Other income as reported under GAAP	$429	$715	$449	$1,711	$532
Less: Net investment securities gains and gains on sale of real estate	—	—	—	1,186	31
Other income, excluding net investment securities gains and gains on sale of real estate, non-GAAP	$429	$715	$449	$525	$501

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17
Other expense as reported under GAAP	$4,437	$4,790	$4,105	$4,471	$3,813
Less: non-core items(1)	16	713	43	72	29
Other expense, excluding non-core items, non-GAAP	$4,421	$4,077	$4,062	$4,399	$3,784
Net interest income (tax equivalent basis), non-GAAP	$7,172	$7,021	$6,597	$6,393	$6,729
Other income, excluding net investment securities gains and gains on sale of real estate, non-GAAP	429	715	449	525	501
Total	$7,601	$7,736	$7,046	$6,918	$7,230

Efficiency ratio, non-GAAP	58.2%	52.7%	57.7%	63.6%	52.3%

(1)  Included in non-core items are costs which include expenses related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, severance costs, and external payroll development costs related to such restructuring initiatives. Non-core items for the quarter ended June 30, 2018 consisted of additional legal and accounting fees arising out of matters pertaining to prior period restatements. The Company believes these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

The Company’s efficiency ratio, calculated on a GAAP basis without excluding net investment securities gains and without deducting non-core items from other expense, follows:

For the quarter ended:	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17
Efficiency ratio on a GAAP basis	58.9%	62.3%	58.5%	55.2%	52.7%

Net interest margin, which is non-interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The Company revised its estimated annual effective rate to reflect a change in the federal statutory rate from 35% to 21%, resulting from the enactment of the Tax Cuts and Jobs Act of 2017. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the blended statutory rate of 24.5% for the current period and 34% for each of the prior periods presented. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented.

(dollars in thousands)
For the quarter ended:	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17
Net interest income (GAAP)	$7,109	$6,976	$6,568	$6,382	$6,707
Tax-equivalent adjustment(1)	63	45	29	11	22
TE net interest income, non-GAAP	$7,172	$7,021	$6,597	$6,393	$6,729

Net interest income margin (GAAP)	2.82%	2.73%	2.57%	2.46%	2.75%
Tax-equivalent effect	0.03	0.02	0.01	0.01	0.01
Net interest margin (TE), non-GAAP	2.85%	2.75%	2.58%	2.47%	2.76%

(1) Reflects tax-equivalent adjustment for tax exempt loans and investments.

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)

For the quarter ended:	9/30/18	6/30/18	3/31/18	12/31/17	9/30/17
Investment securities	$64,848	$75,932	$77,961	$59,453	$50,899
Loans	908,962	864,348	827,483	822,941	832,205
Allowance for loan losses	(9,077)	(8,589)	(8,426)	(8,419)	(8,120)
All other assets	72,535	120,730	157,126	194,017	134,501
Total assets	1,037,268	1,052,421	1,054,144	1,067,992	1,009,485
Non-interest bearing deposits	$43,330	$45,124	$40,034	$42,760	$45,969
Interest-bearing deposits	732,489	746,341	754,820	766,105	705,841
FHLB advances	118,326	118,121	118,000	118,000	118,000
Other short-term borrowings	2,522	2,555	4,945	5,000	6,033
Subordinated debt	24,440	24,399	24,360	24,322	24,282
Other liabilities	6,457	9,072	7,283	8,086	7,748
Shareholders’ equity	109,704	106,809	104,702	103,719	101,612
Total liabilities and shareholders’ equity	$1,037,268	$1,052,421	$1,054,144	$1,067,992	$1,009,485

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, a national bank that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank, National Association now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia and through its eight other banking locations in Chester, Delaware and Bucks counties, Pennsylvania and Morristown, New Jersey, its New Jersey regional headquarters. The Bank also operates representative offices in Palm Beach, Florida and Montchanin, Delaware. Its primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division and strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, National Association, please visit our web site at http://www.mymalvernbank.com.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	September 30, 2018	September 30, 2017
(unaudited)
ASSETS
Cash and due from depository institutions	$1,563	$1,615
Interest bearing deposits in depository institutions	29,271	115,521
Total cash and cash equivalents	30,834	117,136
Investment securities available for sale, at fair value (amortized cost of $24.8 million and $14.9 million at September 30, 2018 and September 30, 2017, respectively)	24,298	14,587
Investment securities held to maturity (fair value of $29.0 million and $34.6 million at September 30, 2018 and September 30, 2017, respectively)	30,092	34,915
Restricted stock, at cost	8,537	5,559
Loans receivable, net of allowance for loan losses	902,136	834,331
Accrued interest receivable	3,800	3,139
Property and equipment, net	7,181	7,507
Deferred income taxes, net	3,195	6,671
Bank-owned life insurance	19,403	18,923
Other assets	4,475	3,244
Total assets	$1,033,951	$1,046,012
LIABILITIES
Deposits:
Non-interest bearing	$41,677	$42,121
Interest-bearing	732,486	748,275
Total deposits	774,163	790,396
FHLB advances	118,000	118,000
Other short-term borrowings	2,500	5,000
Subordinated debt	24,461	24,303
Advances from borrowers for taxes and insurance	1,305	1,553
Accrued interest payable	784	694
Other liabilities	1,915	3,546
Total liabilities	923,128	943,492
SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized, issued and outstanding: 6,580,879 shares at September 30, 2018 and 6,572,684 shares at September 30, 2017	66	66
Additional paid in capital	61,099	60,736
Retained earnings	50,412	43,139
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,338)	(1,483)
Accumulated other comprehensive income (loss)	584	62
Total shareholders’ equity	110,823	102,520
Total liabilities and shareholders’ equity	$1,033,951	$1,046,012

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Twelve Months Ended September 30,
(in thousands, except for share and per share data)	2018	2017	2018	2017
(unaudited)
Interest and Dividend Income
Loans, including fees	$10,041	$8,915	$36,862	$30,841
Investment securities, taxable	262	197	1,094	1,561
Investment securities, tax-exempt	60	70	251	492
Dividends, restricted stock	134	65	467	257
Interest-bearing cash accounts	120	282	1,356	631
Total Interest and Dividend Income	10,617	9,529	40,030	33,782
Interest Expense
Deposits	2,559	1,843	9,200	6,236
Short-term borrowings	14	22	68	34
Long-term borrowings	552	561	2,200	2,176
Subordinated debt	383	396	1,527	1,000
Total Interest Expense	3,508	2,822	12,995	9,446
Net interest income	7,109	6,707	27,035	24,336
Provision for Loan Losses	125	489	954	2,791
Net Interest Income after Provision for Loan Losses	6,984	6,218	26,081	21,545
Other Income
Service charges and other fees	230	262	1,268	992
Rental income-other	72	66	268	227
Net gains on sales of investments	—	31	—	463
Net gains on sale of real estate	—	—	1,186	—
Net gains on sale of loans	6	48	102	154
Earnings on bank-owned life insurance	121	125	480	505
Total Other Income	429	532	3,304	2,341
Other Expense
Salaries and employee benefits	2,178	1,725	8,193	7,114
Occupancy expense	570	543	2,295	2,084
Federal deposit insurance premium	71	71	298	244
Advertising	30	25	152	216
Data processing	279	285	1,098	1,195
Professional fees	565	473	2,891	1,894
Other operating expenses	744	691	2,876	2,400
Total Other Expense	4,437	3,813	17,803	15,147
Income before income tax expense	2,976	2,937	11,582	8,739
Income tax expense	334	982	4,276	2,922
Net Income	$2,642	$1,955	$7,306	$5,817

Earnings per common share
Basic	$0.41	$0.30	$1.13	$0.90
Diluted	$0.41	$0.30	$1.13	$0.90
Weighted Average Common Shares Outstanding
Basic	6,464,326	6,441,731	6,456,154	6,431,445
Diluted	6,467,628	6,445,151	6,459,510	6,432,137

MALVERN BANCORP, INC. AND SUBSIDIARIES SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	9/30/2018	6/30/2018	9/30/2017
(unaudited)
Statements of Operations Data

Interest income	$10,617	$10,198	$9,529
Interest expense	3,508	3,222	2,822
Net interest income	7,109	6,976	6,707
Provision for loan losses	125	589	489
Net interest income after provision for loan losses	6,984	6,387	6,218
Other income	429	715	532
Other expense	4,437	4,790	3,813
Income before income tax expense	2,976	2,312	2,937
Income tax expense	334	69	982
Net income	$2,642	$2,243	$1,955
Earnings (per Common Share)
Basic	$0.41	$0.35	$0.30
Diluted	$0.41	$0.35	$0.30
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$24,298	$34,348	$14,587
Investment securities held to maturity (fair value of $29.0 million, $30.0 million and $34.6 million)	30,092	31,004	34,915
Loans, net of allowance for loan losses	902,136	893,355	834,331
Total assets	1,033,951	1,053,575	1,046,012
Deposits	774,163	787,932	790,396
FHLB advances	118,000	123,000	118,000
Short-term borrowings	2,500	2,500	5,000
Subordinated debt	24,461	24,421	24,303
Shareholders’ equity	110,823	107,973	102,520
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	6,464,326	6,453,031	6,441,731
Diluted	6,467,628	6,456,048	6,445,151
Operating Ratios
Return on average assets	1.02%	0.85%	0.77%
Return on average equity	9.63%	8.40%	7.70%
Average equity / average assets	10.58%	10.15%	10.07%
Book value per common share (period-end)	$16.84	$16.42	$15.60
Non-Financial Information (Period-End)
Common shareholders of record	405	406	427
Full-time equivalent staff	85	87	81